Exhibit 99.1

News Release

Rockwell Collins reports second quarter financial results

•	Sales increase 62% year-over-year (5% organically)

•	Earnings per share increase 13%

CEDAR RAPIDS, Iowa (April 27, 2018) - Rockwell Collins, Inc. (NYSE: COL) today reported sales for the second quarter of fiscal year 2018 of $2.180 billion, a 62% increase from the same period in fiscal year 2017, or 5% organic growth excluding $776 million of revenue from the acquisition of B/E Aerospace. Second quarter fiscal year 2018 earnings per share was $1.43 compared to $1.27 in the prior year's second quarter. Adjusted earnings per share for the second quarter of fiscal year 2018 was $1.81 compared to $1.39 in the prior year's second quarter (see the supplemental schedule in this press release for a reconciliation between GAAP earnings per share and adjusted earnings per share).

"Our strong performance in the first half of 2018 is underscored by another quarter of robust revenue and earnings growth," said Rockwell Collins Chief Executive Officer and President, Kelly Ortberg. "Our plan for the year is playing out as we expected, with commercial aftermarket strength, higher business jet utilization, and an improved defense budget environment driving our growth and more than offsetting the anticipated completion of nuclear security mandate-related sales in our Information Management Services business."

Following is a discussion of fiscal year 2018 second quarter sales and earnings for each business segment.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2018 second quarter results as summarized below.

(dollars in millions)	Q2 FY 18	Q2 FY 17	Inc/(Dec)
Commercial Systems sales
Original equipment	$355	$337	5%
Aftermarket	285	253	13%
Wide-body in-flight entertainment	4	4	—%
Total Commercial Systems sales	$644	$594	8%

Operating earnings	$151	$132	14%
Operating margin rate	23.4%	22.2%	120 bps

•
Original equipment sales increased due to higher business jet equipment deliveries as well as higher Boeing 737 production rates, partially offset by lower customer-funded development program revenues.

•	Aftermarket sales increased due to higher spares provisioning, service and support activity, regulatory mandate upgrade activity, and used aircraft equipment sales.

•
Commercial Systems operating earnings increased $19 million and operating margin increased 120 basis points over the prior year due to increased earnings from higher sales volume and favorable sales mix, as higher margin equipment and aftermarket sales increased and lower margin customer-funded development revenues decreased, partially offset by higher company-funded R&D expense and higher pre-production engineering amortization.

Interior Systems

Our Interior Systems segment was created with the acquisition of B/E Aerospace on April 13, 2017. Interior Systems supplies a comprehensive portfolio of cabin interior products and services to aircraft manufacturers and airlines worldwide. Beginning in 2018, thermal and electronic systems product lines previously included in Interior products and services within the Interior Systems segment are now being reported in the Government Systems segment. See the supplemental schedule included in this press release for revised fiscal year 2017 quarterly sales that conform to the current presentation. Results from the second quarter of 2018 are summarized below.

(dollars in millions)	Q2 FY 18
Interior Systems sales
Interior products and services	$370
Aircraft seating	331
Total Interior Systems sales	$701

Operating earnings	$105
Operating margin rate	15.0%

Interior Systems contributed $701 million of sales and $105 million of operating earnings to the second quarter of 2018. Interior Systems operating earnings for the second quarter of 2018 includes $57 million of intangible asset amortization expense partially offset by $38 million of income from the amortization of acquired contract liabilities.

On a pro-forma basis, excluding the product lines now reported in Government Systems referenced above, sales for Interior Systems increased 9% in the second quarter compared to the same period in the prior year. The increase in pro-forma sales was primarily attributable to increased original equipment deliveries of oxygen systems, galleys and galley inserts across multiple platforms, as well as the timing of linefit seating deliveries, partially offset by a decline in super first class seating sales.

Government Systems

Government Systems provides a broad range of electronic products, systems and services to customers including the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and ministries of defense around the world. Beginning in 2018, the product lines referenced above previously included in the Interior Systems segment are now being reported in Communication and navigation within the Government Systems segment. See the supplemental schedule included in this press release for revised fiscal year 2017 quarterly sales that conform to the current presentation. Results from the second quarter of 2018 are summarized below.

(dollars in millions)	Q2 FY 18	Q2 FY 17	Inc/(Dec)
Government Systems sales
Avionics	$359	$367	(2)%
Communication and navigation	295	198	49%
Total Government Systems sales	$654	$565	16%

Operating earnings	$131	$114	15%
Operating margin rate	20.0%	20.2%	(20) bps

•	Avionics sales decreased $8 million due primarily to lower simulation and training sales.

•
Communication and navigation sales increased $75 million due to the B/E Aerospace acquisition mentioned above. In addition, communication and navigation sales increased 11% organically due to higher test and training range sales and higher deliveries of GPS-related products.

•
Operating earnings increased $17 million and operating margin declined 20 basis points over the prior year as increased earnings from higher sales volume was unfavorably impacted by lower margins on B/E Aerospace thermal and electronic systems sales.

Information Management Services

Information Management Services (IMS) provides communication services, systems integration and security solutions across the aviation, airport, rail and nuclear security markets. Results from the second quarter of 2018 are summarized below.

(dollars in millions)	Q2 FY 18	Q2 FY 17	Inc/(Dec)
Information Management Services sales	$181	$183	(1)%

Operating earnings	$41	$36	14%
Operating margin rate	22.7%	19.7%	300 bps

•
IMS sales decreased primarily due to an 11% decline in non-aviation sales as a result of the completion of nuclear security mandate revenues. Aviation-related sales increased 3% primarily due to increased usage of connectivity services, partially offset by the absence of a bulk sale of connectivity related equipment that occurred in the prior year.

•
IMS operating earnings and operating margin increased due to the favorable resolution of certain claims associated with a divested business, partially offset by the absence of the favorable resolution of certain international business jet support services claims in the prior year.

Corporate and Financial Highlights

Income Taxes
The company's effective income tax rate on GAAP earnings was 22.5% for the second quarter of fiscal year 2018 compared to a rate of 27.9% for the same period last year. The lower current year effective income tax rate was primarily due to a lower U.S. Federal statutory tax rate from the enactment of the Tax Cuts and Jobs Act ("the Act") and benefits from the jurisdictional mix of income as a result of the B/E Aerospace acquisition, partially offset by an increase to income tax expense from the refinement of the provisional estimate established in the first quarter associated with the Act.

The company's effective income tax rate on adjusted earnings was 19.1% in the second quarter of 2018, compared to 28.1% in the same period in the prior year. See the supplemental schedule included in this press release for a reconciliation between GAAP earnings and adjusted earnings.

Cash Flow
Cash used for operating activities was $77 million for the first six months of fiscal year 2018, compared to cash provided by operating activities of $1 million in the first six months of fiscal year 2017. The increase in cash used for operating activities was due primarily to higher payments for production inventory and other operating costs, as well as higher employee incentive payments, partially offset by higher cash receipts from customers and lower income tax payments.

The Company paid a dividend on its common stock of 33 cents per share, or $54 million, in the second quarter of 2018.

Conference Call
In light of the pending acquisition of Rockwell Collins by United Technologies Corporation ("UTC"), the Company will not hold a conference call for its quarterly results for the second quarter of fiscal year 2018. The Company plans to file its Form 10-Q for the second quarter with the SEC on or about April 27, 2018.

Non-GAAP Financial Information
See the supplemental schedule included in this press release for a reconciliation of non-GAAP measures including adjusted earnings per share, adjusted income, and effective income tax rate on adjusted earnings.

Business Highlights

Rockwell Collins recognized as Crystal Cabin Award winner
The Crystal Cabin Award recognizes excellence in aircraft interior innovation. Rockwell Collins won 2018 Crystal Cabin awards in the Cabin Systems category for the Silhouette MOVE™, a revolutionary cabin divider for all aircraft platforms, and in the Passenger Comfort Hardware category for the Valkyrie™ bed, a business-class seating solution.

Rockwell Collins selected by BOC Aviation to provide avionics for up to 74 new 737 MAX aircraft
BOC Aviation selected Rockwell Collins’ advanced avionics as a baseline configuration on up to 74 Boeing 737 MAX aircraft that begin delivery later this year.
Brazilian Air Force to upgrade inspection aircraft with Rockwell Collins’ Pro Line 21™ avionics
The Brazilian Air Force Flight Inspection Group will be upgrading its fleet of Hawker 800XP aircraft with Rockwell Collins’ Pro Line 21™ avionics suite.

U.S. Air Force to modernize T-1A Jayhawk trainer fleet with Rockwell Collins avionics
The U.S. Air Force’s entire T-1A Jayhawk trainer fleet will be upgraded with Rockwell Collins’ Pro Line 21™ avionics suite as part of a contract awarded to Field Aerospace.
U.S. Air Force Space and Missile Systems Center orders 300 additional M-Code GPS receivers from Rockwell Collins
Rockwell Collins received a follow-on order for 300 Military Code GPS receivers from the U.S. Air Force Space and Missile Systems Center. The order comes after the recent fulfillment of 770 receivers in support of the Military GPS User Equipment program.

Rockwell Collins selected to service Brazilian Army Fennec and Panther helicopter avionics
Rockwell Collins signed a three year agreement with the Brazilian Army Aviation Command to service avionics equipment for the country’s fleet of Fennec and Panther helicopters.
Rockwell Collins selected to streamline check-in and gate services at eight Mexican airports
Rockwell Collins’ ARINC vMUSE™ Common Use Passenger Processing System was selected by Grupo Aeroportuario del Centro Norte to provide enhanced flexibility of airport resources and passenger check-in at eight Mexican airports.

Rockwell Collins selected by Brazilian Air Force to support flight operations
Grupo de Transporte Especial, the Special Transport Group of the Brazilian Air Force renewed its contract for Rockwell Collins’ ARINCDirectSM flight support services to cover its fleet of 13 aircraft.

AIRMARK Aviation selected Rockwell Collins’ ADS-B Out solution for its Boeing 737-300 aircraft
AIRMARK Aviation selected Rockwell Collins’ ADS-B Out solution to upgrade four of its Boeing 737-300 aircraft, with an option to fit one more.
About Rockwell Collins
Rockwell Collins (NYSE: COL) is a leader in aviation and high-integrity solutions for commercial and military customers around the world. Every day we help pilots safely and reliably navigate to the far corners of the earth; keep warfighters aware and informed in battle; deliver millions of messages for airlines and airports; and help passengers stay connected and comfortable throughout their journey. As experts in flight deck avionics, cabin electronics, cabin interiors, information management, mission communications, and simulation and training, we offer a comprehensive portfolio of products and services that can transform our customers' futures. To find out more, please visit www.rockwellcollins.com.

Safe Harbor Statement
This press release contains statements, including statements regarding certain projections, business trends and the proposed acquisition of Rockwell Collins by United Technologies that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: the financial condition of our customers and suppliers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; adjustments to the commercial OEM production rates and the aftermarket; the impacts of natural disasters and pandemics, including operational disruption, potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; delays in customer programs, including new aircraft programs entering service later than anticipated; the continued support for military transformation and modernization programs; potential impact of volatility in oil prices, currency exchange rates or interest rates on the commercial aerospace industry or our business; the impact of terrorist events, regional conflicts, or governmental sanctions on other nations on the commercial aerospace industry; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; potential unavailability of our mission-critical data and voice communication networks; unfavorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us, our customers, and our suppliers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to internal performance plans such as restructuring activities, productivity and quality improvements and cost reduction initiatives; achievement of B/E Aerospace integration and synergy plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including compliance requirements associated with U.S. Government work, export control, anticorruption and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; the uncertainties of the outcome of lawsuits, claims and legal proceedings; the ability of Rockwell Collins and United Technologies to receive the required regulatory approvals for the proposed acquisition of Rockwell Collins by United Technologies (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) and to satisfy the other conditions to the closing of the transaction on a timely basis or at all; the occurrence of events that may give rise to a right of one or both of the parties to terminate the merger agreement; negative effects of the announcement or the consummation of the transaction on the market price of United Technologies and/or Rockwell Collins common stock and/or on their respective businesses, financial conditions, results of operations and financial performance; risks relating to the value of United Technologies’s shares to be issued in the transaction, significant transaction costs and/or unknown liabilities; the possibility that the anticipated benefits from the proposed transaction cannot be realized in full or at all or may take longer to realize than expected; risks associated with third party contracts containing consent and/or other provisions that may be triggered by the proposed transaction; risks associated with transaction-related litigation; the possibility that costs or difficulties related to the integration of Rockwell Collins’ operations with those of United Technologies will be greater than expected; the outcome of legally required consultation with employees, their works councils or other employee representatives; and the ability of Rockwell Collins and the combined company to retain and hire key personnel. There can be no assurance that the proposed acquisition will in fact be consummated in the manner described or at all. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the reports of United Technologies and Rockwell Collins on forms 10-K, 10-Q and 8-K filed with or furnished to the SEC from time to time. These forward-looking statements are made only as of the date hereof.

Additional Information
In connection with the proposed transaction, United Technologies has filed a registration statement on Form S-4 (File No. 333-220883), which includes a prospectus of United Technologies and a proxy statement of Rockwell Collins (the "proxy statement/prospectus"), and each party will file other documents regarding the proposed transaction with the SEC. The proxy statement/prospectus was declared effective by the SEC and was mailed to Rockwell Collins shareowners. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS FILED THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain the proxy statement/prospectus free of charge from the SEC's website or from United Technologies or Rockwell Collins. The documents filed by United Technologies with the SEC may be obtained free of charge at United Technologies' website at www.utc.com or at the SEC's website at www.sec.gov. These documents may also be obtained free of charge from United Technologies by requesting them by mail at UTC Corporate Secretary, 10 Farm Springs Road, Farmington, CT, 06032, by telephone at 1-860-728-7870 or by email at corpsec@corphq.utc.com. The documents filed by Rockwell Collins with the SEC may be obtained free of charge at Rockwell Collins' website at www.rockwellcollins.com or at the SEC's website at www.sec.gov. These documents may also be obtained free of charge from Rockwell Collins by requesting them by mail at Investor Relations, 400 Collins Road NE, Cedar Rapids, Iowa 52498, or by telephone at 1-319-295-7575.

No Offer or Solicitation
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Media Contact:	Investor Contact:
Pam Tvrdy	Adam Palmer
319.295.0591	319.295.7575
pam.tvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	March 31		March 31
	2018	2017	2018	2017
Sales:
Interior Systems	$701	$—	$1,357	$—
Commercial Systems	644	594	1,252	1,143
Government Systems	654	565	1,227	1,040
Information Management Services	181	183	355	352
Total sales	$2,180	$1,342	$4,191	$2,535

Segment operating earnings:
Interior Systems	$105	$—	$199	$—
Commercial Systems	151	132	290	257
Government Systems	131	114	240	210
Information Management Services	41	36	70	66
Total segment operating earnings	428	282	799	533

Interest expense(1)	(66)	(25)	(130)	(45)
Stock-based compensation	(10)	(7)	(19)	(13)
General corporate, net	(11)	(12)	(25)	(23)
Transaction and integration costs(1)	(35)	(5)	(62)	(16)
Income before income taxes	306	233	563	436
Income tax expense	(69)	(65)	(46)	(123)
Net income	$237	$168	$517	$313

Diluted earnings per share	$1.43	$1.27	$3.12	$2.37

Weighted average diluted shares outstanding	165.8	132.4	165.6	132.1
(1) During the three and six months ended March 31, 2018, the Company incurred $24 million and $41 million of transaction and integration costs related to the B/E Aerospace acquisition, respectively, and $11 million and $21 million of transaction costs related to the proposed acquisition of Rockwell Collins by UTC, respectively. During the three and six months ended March 31, 2017, the Company incurred $5 million and $16 million of transaction and integration costs related to the B/E Aerospace acquisition. During this period, the Company also incurred $8 million and $11 million of bridge facility fees related to the B/E Aerospace acquisition, respectively, which are included in Interest expense. Therefore, total transaction, integration and financing costs were $13 million and $27 million in the three and six months ended March 31, 2017, respectively.

The following table summarizes sales by category for the three and six months ended March 31, 2018 and 2017 (unaudited, in millions):

	Three Months Ended		Six Months Ended
	March 31		March 31
	2018	2017	2018	2017
Interior Systems sales:
Interior products and services	$370	$—	$726	$—
Aircraft seating	331	—	631	—
Total Interior Systems sales	$701	$—	$1,357	$—

Commercial Systems sales:
Air transport aviation electronics:
Original equipment	$226	$224	$448	$424
Aftermarket	152	136	306	259
Wide-body in-flight entertainment	4	4	8	10
Total air transport aviation electronics	382	364	762	693

Business and regional aviation electronics:
Original equipment	129	113	246	231
Aftermarket	133	117	244	219
Total business and regional aviation electronics	262	230	490	450
Total Commercial Systems sales	$644	$594	$1,252	$1,143

Commercial Systems sales:
Total original equipment	$355	$337	$694	$655
Total aftermarket	285	253	550	478
Wide-body in-flight entertainment	4	4	8	10
Total Commercial Systems sales	$644	$594	$1,252	$1,143

Government Systems sales:
Avionics	$359	$367	$692	$686
Communication and navigation	295	198	535	354
Total Government Systems sales	$654	$565	$1,227	$1,040

Information Management Services sales	$181	$183	$355	$352

Total sales	$2,180	$1,342	$4,191	$2,535

The following table summarizes total Research and Development Investment by segment and funding type for the three and six months ended March 31, 2018 and 2017 (unaudited, dollars in millions):

	Three Months Ended		Six Months Ended
	March 31		March 31
	2018	2017	2018	2017
Research and Development Investment
Customer-funded:
Interior Systems	$26	$—	$53	$—
Commercial Systems	63	66	121	131
Government Systems	128	115	237	213
Information Management Services	1	2	3	4
Total Customer-funded	218	183	414	348

Company-funded:
Interior Systems	60	—	110	—
Commercial Systems	48	30	88	57
Government Systems	23	18	42	36
Information Management Services (1)	—	—	—	—
Total Company-funded	131	48	240	93
Total Research and Development Expense	349	231	654	441
Increase in Pre-production Engineering Costs, Net	(3)	24	10	24
Total Research and Development Investment	$346	$255	$664	$465

Percent of Total Sales	15.9%	19.0%	15.8%	18.3%
(1) Research and development expenses for the Information Management Services segment do not include costs of internally developed software and other costs associated with the expansion and construction of network-related assets. These costs are capitalized as Property on the Summary Balance Sheet.

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	March 31, 2018	September 30, 2017
Current Assets:
Cash and cash equivalents	$668	$703
Receivables, net	1,640	1,426
Inventories, net(1)	2,633	2,451
Other current assets	202	180
Total current assets	5,143	4,760

Property	1,408	1,398
Goodwill	9,195	9,158
Customer Relationship Intangible Assets	1,420	1,525
Other Intangible Assets	572	604
Deferred Income Tax Asset	21	21
Other Assets	541	531
TOTAL ASSETS	$18,300	$17,997

Current Liabilities:
Short-term debt	$908	$479
Accounts payable	799	927
Compensation and benefits	316	385
Advance payments from customers	329	361
Accrued customer incentives	236	287
Product warranty costs	190	186
Other current liabilities	415	444
Total current liabilities	3,193	3,069

Long-term Debt, Net	6,456	6,676
Retirement Benefits	1,098	1,208
Deferred Income Tax Liability	231	331
Other Liabilities	682	663
Equity	6,640	6,050
TOTAL LIABILITIES AND EQUITY	$18,300	$17,997

(1) Inventories, net is comprised of the following:
	March 31, 2018	September 30, 2017
Inventories, net:
Production inventory	$1,448	$1,276
Pre-production engineering costs	1,185	1,175
Total Inventories, net	$2,633	$2,451

Pre-production engineering costs include costs incurred during the development phase of a program in connection with long-term supply arrangements that contain contractual guarantees for reimbursement from customers. These costs are deferred in Inventories, net to the extent of the contractual guarantees and are amortized to customer-funded research and development expense within cost of sales over their estimated useful lives using a units-of-delivery method, up to 15 years.

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited, in millions)

	Six Months Ended
	March 31
	2018	2017
Operating Activities:
Net income	$517	$313
Adjustments to arrive at cash provided by (used for) operating activities:
Depreciation	103	75
Amortization of intangible assets, pre-production engineering costs and other	188	50
Amortization of acquired contract liability	(68)	—
Stock-based compensation expense	19	13
Compensation and benefits paid in common stock	27	33
Deferred income taxes	(97)	15
Pension plan contributions	(61)	(63)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(214)	(52)
Production inventory	(172)	(67)
Pre-production engineering costs	(48)	(76)
Accounts payable	(117)	(28)
Compensation and benefits	(72)	(71)
Advance payments from customers	(35)	(16)
Accrued customer incentives	(50)	(29)
Product warranty costs	1	(6)
Income taxes	63	(36)
Other assets and liabilities	(61)	(54)
Cash Provided by (Used for) Operating Activities	(77)	1
Investing Activities:
Property additions	(128)	(90)
Acquisition of business, net of cash acquired	—	(11)
Other investing activities	5	(1)
Cash (Used for) Investing Activities	(123)	(102)
Financing Activities:
Repayment of long-term debt, including current portion	(214)	(300)
Purchases of treasury stock(1)	(11)	(5)
Cash dividends	(108)	(86)
Increase in short-term commercial paper borrowings, net	429	415
Proceeds from the exercise of stock options	57	27
Other financing activities	(2)	(1)
Cash Provided by Financing Activities	151	50
Effect of exchange rate changes on cash and cash equivalents	14	(8)
Net Change in Cash and Cash Equivalents	(35)	(59)
Cash and Cash Equivalents at Beginning of Period	703	340
Cash and Cash Equivalents at End of Period	$668	$281
(1) Includes net settlement of employee tax withholding upon vesting of share-based payment awards.

ROCKWELL COLLINS, INC.
NON-GAAP FINANCIAL INFORMATION
(Unaudited)
(in millions, except per share amounts)

Adjusted earnings per share is a non-GAAP metric and is believed to be useful to investors' understanding and assessment of our ongoing operations and performance of the B/E Aerospace acquisition, which occurred on April 13, 2017. Adjusted earnings per share excludes certain one-time and non-cash expenses that we believe are not indicative of our ongoing operating results. The Company believes these measures are important indicators of the Company's operations for purposes of period-to-period comparison of our operating results. The non-GAAP information is not intended to be considered in isolation or as a substitute for the related GAAP measures.

A reconciliation between GAAP earnings per share and adjusted earnings per share is presented below for the three and six months ended March 31, 2018 and March 31, 2017.

	Three Months Ended		Six Months Ended
	March 31		March 31
	2018	2017	2018	2017
Earnings per share (GAAP)	$1.43	$1.27	$3.12	$2.37
B/E Aerospace acquisition-related expenses	0.11	0.07	0.18	0.14
United Technologies transaction expenses	0.05		0.09
Amortization of acquisition-related intangible assets	0.32	0.05	0.64	0.10
Amortization of B/E Aerospace acquired contract liability	(0.21)		(0.37)
Discrete income tax impact from Tax Cuts and Jobs Act	0.11		(0.26)
Adjusted earnings per share	$1.81	$1.39	$3.40	$2.61

The below tables reconcile pre- and post-tax income on a GAAP basis with pre- and post-tax adjusted income for the three and six months ended March 31, 2018 and March 31, 2017.

	Three Months Ended				Six Months Ended
	March 31, 2018				March 31, 2018
(dollars in millions)	Pre-tax	Tax Expense	Net	Tax Rate	Pre-tax	Tax Expense	Net	Tax Rate
Income (GAAP)	$306	$69	$237	22.5%	$563	$46	$517	8.2%
B/E Aerospace acquisition-related expenses	24	6	18		41	11	30
United Technologies transaction expenses	11	3	8		21	6	15
Amortization of acquisition-related intangible assets	68	15	53		136	30	106
Amortization of B/E Aerospace acquired contract liability	(38)	(3)	(35)		(68)	(6)	(62)
Discrete income tax impact from Tax Cuts and Jobs Act		(19)	19			43	(43)
Adjusted income	$371	$71	$300	19.1%	$693	$130	$563	18.8%

	Three Months Ended				Six Months Ended
	March 31, 2017				March 31, 2017
(dollars in millions)	Pre-tax	Tax Expense	Net	Tax Rate	Pre-tax	Tax Expense	Net	Tax Rate
Income (GAAP)	$233	$65	$168	27.9%	$436	$123	$313	28.2%
B/E Aerospace acquisition-related expenses	13	4	9		27	8	19
Amortization of acquisition-related intangible assets	10	3	7		19	6	13
Adjusted income	$256	$72	$184	28.1%	$482	$137	$345	28.4%

ROCKWELL COLLINS, INC.
SUPPLEMENTAL INFORMATION
(Unaudited)
(in millions)

With the acquisition of B/E Aerospace in the third quarter of 2017, the Interior Systems segment was formed. Beginning in 2018, two B/E Aerospace product lines previously included in the Interior Systems segment are now being reported in the Government Systems segment. To further enhance comparability and analysis, the following table provides the revised presentation of Interior Systems and Government Systems segment sales, by quarter, for the year ended September 30, 2017.

	Three Months Ended
	Dec. 31, 2016	Mar. 31, 2017	Jun. 30, 2017	Sept. 30, 2017	Full Year 2017
Interior Systems sales:
Interior products and services	$—	$—	$352	$365	$717
Aircraft seating	—	—	295	290	585
Total Interior Systems sales	$—	$—	$647	$655	$1,302

Government Systems sales:
Avionics	$319	$367	$342	$444	$1,472
Communication and navigation	156	198	264	294	912
Total Government Systems sales	$475	$565	$606	$738	$2,384